Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This AGREEMENT (the “Agreement”) is entered into as of February 4, 2019 (the “Closing Date”), by and among One Horizon Group, Inc., a Delaware corporation (“OHGI”), Banana Whale Studios Pte Ltd, a Singapore corporation (the “Company”), Sargon Petros, Mark Hogbin, Rita Liu and Jeremy Chung (the “Stockholders”), upon the following premises:

Preliminary Statement

Pursuant to an Exchange Agreement dated May 18, 2018 and the closing agreement dated on or around May 2018 (both agreements being the “Exchange Agreement”), OHGI was entitled to acquire from the Stockholders 280,500 shares of the common stock of the Company (the “Company Shares”), representing 51% of the outstanding shares of the Company, in exchange for, in addition to a nominal amount of cash, a number of shares of OHGI common stock (“Exchange Shares”) to be based upon the net after-tax earnings of the Company for the 24-month period ended May 31, 2020 (“Measurement Period”).

At the closing of the Exchange Agreement, the Stockholders demanded and OHGI delivered to the Stockholders a total of 7,383,000 shares of OHGI Common Stock (the “Pledged Shares”) in anticipation of the number of Exchange Shares to be delivered upon expiration of the Measurement Period. The Pledged Exchange Shares were to be subsequently deposited in escrow pursuant to a Stock Pledge Agreement (the “Pledge”) with Mandelbaum Salsburg, P.C. as escrow agent (the “Escrow Agent”).

In connection with the agreement contemplated by the Exchange Agreement, OHGI granted the Company the right to use OHGI’s secure messaging software.

The Company has received a proposal to finance its operations from a third party (“TP”) which the Stockholders want it to accept (the “Financing Proposal”) and which the Stockholders have determined is in their respective best interests. To enable the Company to accept the Financing Proposal, the parties wish to terminate and unwind the Exchange Agreement on the terms and conditions set out herein.

The Company has requested that OHGI release the Company from all claims it may have against the Company, including obligations for all monies borrowed, in consideration of the payment of the amounts provided herein.

The Stockholders have requested that OHGI release each of them from his or her obligation to deliver the Company Shares to OHGI; and further that OHGI indemnify them for any claims that may be made against them as a result of the breach of such representations and warranties they may make to the TP, to the extent such breaches are the result of actions taken or failed to have been taken by OHGI, and that OHGI secure its indemnity by granting the Stockholders a lien on the Pledged Shares.

OHGI has requested that the Stockholders release OHGI from its obligation to deliver the Exchange Shares to the Stockholders, and that the Company agree to modify its right to use OHGI’s secure messaging software.

Parties agree that in consideration of the agreements contained herein, OHGI shall be paid two million ($2,000,000) United States dollars of which one million five hundred thousand ($1,500,000) United States dollars are to be paid in cash (the “Cash Consideration”) and five hundred thousand ($500,000) United States dollars are to be paid in accordance with the Company’s Promissory Note (the “Note”) to be delivered concurrently herewith and that the Note be secured by a pledge of all of the shares of the Company owned by the Stockholders after giving effect to the transactions contemplated hereby and the investment by TP in the Company (the “Stockholder Shares”) pursuant to a Pledge and Escrow Agreement (the “Pledge and Escrow Agreement”) in a form acceptable to OHGI.

Further, the parties have agreed that the transaction contemplated hereby shall be deemed effective as of the opening of business on January 1, 2019 (“Effective Date”).

The board of directors of OHGI (“Board of OHGI”) and the board of directors of the Company (the “Company Board”) have determined that it is the best interests of their respective stockholders for the parties to consummate the transactions contemplated hereby.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I THE TRANSACTION

Section 1.01       Deliveries. The closing of the transactions contemplated herein (the “Closing”) shall occur contemporaneously with the execution and delivery of this Agreement. Simultaneously with the execution and delivery hereof:

(i)          A release of its claim to the Company Shares;

(ii)         The Stockholders and OHGI shall deliver joint written instructions to the Escrow Agent to the effect that the Pledged Shares are to continue to be held by it pursuant to the Pledge to secure the obligation of OHGI to indemnify the Stockholders as provided in Section 1.05;

(iii)        The Company shall deliver by wire transfer to an account designated by OHGI the sum of one million five hundred thousand ($1,500,000) United States dollars;

(iv)        The Company shall deliver to OHGI the Note;

(v)         Each of the Stockholders shall deliver to OHGI and the Escrow Agent, the Pledge and Escrow Agreement and the certificate representing the Stockholder Shares owned by him or her; and

(vi)        The Stockholders will cause the Company and the TP to execute and deliver to OHGI a consent to the pledge by the Stockholders of the Stockholder Shares and the subsequent transfer of such shares by OHGI in the event of a default under the Note.

Section 1.02        Termination of the Exchange Agreement. The parties hereby agree that upon the execution and delivery of this Agreement, and the delivery of the consideration set forth in Section 1.01 and except as specifically set forth herein, the Exchange Agreement is hereby terminated in its entirety with effect from the Effective Date. In particular without the need for any further action on the part of any of the parties, the obligation of OHGI to deliver any or all of the Exchange Shares and the obligation of the Stockholders to deliver any or all of the Company Shares, and the obligation of the Parties to incorporate a BVI corporation (“Newco”) and of OHGI and the Stockholders to exchange their shares of common stock in the Company for common stock of Newco, shall cease upon the Effective Date. The Stockholders acknowledge that they no longer have the right to receive any Exchange Shares, and OHGI acknowledges that it no longer has the right to receive any Company Shares.

Secure Messaging Software. From and after the Effective Date the Company shall have the right to incorporate OHGI’s secure messaging software in gaming and entertainment products. The Company shall not have the right to sell OHGI’s secure messaging software as a stand-alone product marketed and intended to function as an independent secure messaging system.

Release by OHGI. With the sole exception of the covenants and obligations arising under this Agreement, including the obligation under the Note, and the obligation of the Stockholders to indemnify OHGI pursuant to the Exchange Agreement, OHGI on behalf of itself and its agents, stockholders, directors, officers, successors and assigns (the “OHGI Releasors”) hereby irrevocably, unconditionally, absolutely and forever releases and discharges the Company, the Stockholders and their respective managers, successors and assigns (the “Company Releasees”) from any and all claims, liabilities, debts, obligations, accounts, actions and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bills, covenants, contracts, controversies, agreements, obligations, promises, judgments and demands (collectively, “Claims”) whatsoever, whether past, present, or future, known or unknown, suspected or unsuspected, contingent, vested or absolute, matured or unmatured, discoverable or undiscoverable, whether or not concealed or hidden, at law or in equity, that the OHGI Releasors had, now have, claim to have had, or hereafter may have, against any Company Releasee arising out of or related to any matter, cause or thing which occurred or failed to occur prior to the date hereof. For the avoidance of doubt, the above release does not release the Company Releasees from their covenants and obligations arising under this Agreement, including the obligation under the Note, and the obligation of the Stockholders to indemnify OHGI pursuant to the Exchange Agreement.

Section 1.04         Indemnification by OHGI

(i)          OHGI hereby agrees to indemnify and hold each of the Stockholders harmless from any loss or liability, including but not limited to reasonable attorneys’ fees, he or she may incur as a result of a breach by any of the Stockholders of a representation or warranty made by them in favor of the TP in the subscription agreement (or such comparable agreement) executed by the parties in connection with the investment to be made by the TP in the Company on or about the date hereof, but only if, and then solely to the extent that, the damages resulting from such breach directly result from any actions, not known to the Stockholders as of the date hereof, taken by OHGI in connection with the operations of the Company prior to the date hereof. The sole recourse of the Stockholders in connection with any action to realize upon this indemnity shall be limited to the right to receive all or a portion of the 7,383,000 Pledged Shares. Upon any final determination of a court of competent jurisdiction (subject to the provisions herein), and following any applicable appeals process, that OHGI is responsible for any indemnification payment pursuant to this Section 1.05, the parties shall cause the Escrow Agent to release to the Stockholders only a number of Pledged Shares having a fair market value as of the date of release equal to the total amount of such payment required to be made by OHGI.

(ii)         OHGI shall not be liable to any Stockholder for indemnification under Section 1.05(i) until the aggregate amount of all losses in respect of which indemnification is sought under Section 1.05(i) exceeds $25,000, in which event OHGI shall be required to pay or be liable for all such losses in excess of $25,000 and in no event shall the aggregate liability of OHGI to the Stockholders under Section 1.05(i) exceed the lesser of the value of the Pledged Shares as of the date a Stockholder first makes a claim for indemnification or $750,000 (paid by delivery of a portion of the Pledged Shares).

(iii)        OHGI’s obligation to indemnify the Stockholders as provided in Section 1.05(i) shall survive the consummation of the transaction contemplated hereby and shall remain in full force and effect until the date that is ninety (90) days from the date hereof. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice by a Stockholder prior to the expiration of such ninety (90) days shall not thereafter be barred by the expiration of such period until finally resolved. Upon the expiration of such ninety (90) days OHGI shall be permitted to demand that the Escrow Agent release such portion of the Pledged Shares as are in excess of the number that then have a fair market value equal to the estimated amount of damages then being sought by the Stockholders.

ARTICLE II REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

The Company represents and warrants to OHGI as follows:

Section 2.01        Organization. The Company is duly incorporated, validly existing, and in good standing under the laws of Singapore and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted.

Section 2.02         Power and Authority. The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Note and any other documents or items executed in connection with the transactions contemplated herein (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby.

Section 2.03         Authorization of Agreement; Due Execution and Delivery; Binding Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company have been duly authorized by the Company Board and no further corporate action is required. This Agreement has been, and the other Transaction Documents when executed will be, duly executed and delivered on behalf of the Company. This Agreement does, and the other Transaction Documents will, each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.04         No Conflict. The execution, delivery and performance of this Agreement or any of the other Transaction Documents by the Company (i) will not violate any provision of the Articles of Incorporation and by-laws of the Company, each as amended as of the date hereof; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Company is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of law, statute, rule, regulation or executive order to which the Company is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to the Company.

ARTICLE III REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE STOCKHOLDERS

Each of the Stockholders, severally and not jointly, represent and warrant to OHGI as follows:

Section 3.01         Power and Authority. Such Stockholder has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and the other Transaction Documents to which such Stockholder is a party and to consummate the transactions contemplated hereby and thereby.

Section 3.02         Authorization of Agreement; Due Execution and Delivery; Binding Agreement. This Agreement and the Pledge and Escrow Agreement to be executed in connection herewith, have been, and any other Transaction Documents executed by the Stockholders shall, when executed, be, duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against him or her in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.03        No Conflict. Such Stockholder has not assigned, transferred or subjected to a lien his right to receive any of the Exchange Shares or entered into an agreement to do any of the foregoing. The execution, delivery and performance of this Agreement by such Stockholder (i) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which such Stockholder is a party or to which any of his assets, properties or operations are subject; (ii) violate any provision of law, statute, rule, regulation or executive order to which such Stockholder is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to such Stockholder.

Section 3.04         Share Ownership. The number of shares of common stock of the Company to be outstanding on a fully diluted basis after giving effect to the investment in the Company by TP (the “TP Transaction”) is 11,123,971 of which the Stockholders own 5,500,000 shares. The shares of common stock of the Company being pledged by such Stockholder pursuant to the Pledge and Escrow Agreement (the “BW Pledged Shares”) represent all of the shares of common stock of the Company owned by the Stockholder beneficially or of record after giving effect to the TP Transaction. Such Stockholder owns his or her BW Pledged Shares of record and beneficially free and clear of any and all Liens (as defined below). There are no limitations or restrictions on any Stockholder’s right to transfer BW Pledged Shares to OHGI pursuant to the Pledge and Escrow Agreement.

Section 3.05         The Pledged Shares and Stockholder Shares.

(i)       As between such Stockholder and any other Person other than OHGI, such Stockholder holds of record and owns beneficially all the Pledged Shares free and clear of any and all Liens (as defined below) other than as noted on Schedule 3.05. There are no limitations or restrictions on any Stockholder’s right to transfer the Pledged Shares to OHGI pursuant to this Agreement and the Pledge other than as noted on Section 3.05. For purposes herein, “Lien” means, with respect to any property or asset, any lien, security interest, mortgage, pledge, charge, claim, lease, agreement, right of first refusal, option limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind, and any conditional sale or voting agreement or proxy, and including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership, in respect of such property or asset, and any agreement to give any of the foregoing.

(ii)       Such stockholder is not a party to any option, warrant, purchase right, proxy, power of attorney, voting trust or other contract or agreement with respect to the voting or dividend rights or the sale, acquisition, issuance, redemption, registration, transfer or other disposition of any of the Pledged Shares or the Stockholder Shares (other than this Agreement or any other Transaction Document). Further, any document purportedly executed by any Stockholder appearing to grant an option, warrant, purchase right, proxy, power of attorney, voting trust or other contract or agreement with respect to the disposition of any of the Pledged Shares or the Stockholder Shares was not duly executed by such Stockholder and is null and void and has no legal effect.

ARTICLE IV REPRESENTATIONS, COVENANTS, AND WARRANTIES OF OHGI

OHGI represents and warrants to the Company as follows:

Section 4.01         Organization. OHGI is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 4.02        Power and Authority. OHGI has the legal power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of OHGI, enforceable against OHGI in accordance with the terms hereof.

Section 4.03         Authorization of Agreement; Due Execution and Delivery; Binding Agreement. The execution, delivery and performance of this Agreement by OHGI have been duly authorized by the Board of OHGI and no further corporate action is required. This Agreement has been duly executed and delivered on behalf of OHGI. Each of this Agreement, the Pledge Agreement and the Pledge and Escrow Agreement constitutes a valid and binding obligation of OHGI, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04         No Conflicts. The execution, delivery and performance of this Agreement by OHGI (i) will not violate any provision of the Certificate of Incorporation and by-laws of OHGI, each as amended as of the date hereof; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which OHGI is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of law, statute, rule, regulation or executive order to which OHGI is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to OHGI.

Section 4.05         Title. OHGI is the beneficial owner of the Company Shares, with the right and authority to sell and deliver such Company Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.

ARTICLE V COVENANTS AND INDEMNIFICATION

Section 5.01         Cooperation. OHGI and the Company promptly shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return or, in the case of OHGI, any report required of OHGI pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or in connection with any audit, investigation or other proceeding initiated by any governmental organization. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, financial statements and business records, relating to the business of the Company, together with accompanying schedules, related work papers and documents. Each of OHGI and the Company shall retain all financial records and tax returns, schedules and work papers, records and other documents in its possession relating to the business, financial statements and tax returns of the Company for any taxable period beginning before the date hereof until the expiration of the statute of limitations of the taxable periods to which such documents relate, without regard to extensions. Prior to transferring, destroying or discarding any financial records, tax returns, schedules and work papers, records and other documents relating to the business of the Company in its possession, OHGI or the Company (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 5.02         Clarification. For the avoidance of doubt, OHGI shall be permitted to maintain online access to the Company’s accounting software for transactions appropriate to complete OHGI’s financial audit for the year ended December 31, 2018. The Company upon request will provide copies of of such financial, accounting and tax records of the Company, to include bank statements, reports and vouchers, necessary to enable OHGI to timely complete its audit for the year ended December 31, 2018.

ARTICLE VI MISCELLANEOUS

Section 6.01         Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of New York, without giving effect to principles of conflicts of law thereunder. Venue for all matters shall be in New York, New York. Each of the parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the Southern District Court of the United States located in New York County. By execution and delivery of this Agreement, each party irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 6.02        Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by overnight courier or registered mail or certified mail, postage prepaid, or electronic mail with a follow up copy by overnight courier, addressed as follows:

If to the Company or the Stockholders:

Banana Whale Studios Pte Ltd

22-15 International Plaza, 10 Anson Road, Singapore

Attn: Sargon Petros, Chief Executive Officer

E-mail: sp@bananawhale.com

If to OHGI:

One Horizon Group, Inc.

34 South Molton Street

London W1K 5RG, United Kingdom

Attn: Martin Ward, Chief Financial Officer

E-mail: martin.ward@onehorizoninc.com

with copies (which shall not constitute notice) by electronic mail to:

Mandelbaum Salsburg P.C.

1270 Avenue of the Americas, Suite 1808

New York, NY 10020

Attention: Vincent J. McGill, Esq.

E-mail: vmcgill@lawfirm.ms

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered or sent by electronic mail, (ii) on the day after dispatch, if sent by overnight courier, and (iii) three (3) days after mailing, if sent by registered or certified mail.

Section 6.03         Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 6.04         Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended only by a writing signed by all parties hereto.

Section 6.05         Effective Date. For all purposes related to financial reporting and income taxes, the termination, renunciation and cancellation of OHGI’s claim to the beneficial ownership of the Company Shares under the Exchange Agreement shall be deemed effective as of the opening of business on January 1, 2019. For the avoidance of doubt any income or loss realized by the Company for the period from January 1, 2019, to the date hereof shall be attributed solely to the Stockholders.

Section 6.06         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Closing Date.

	One Horizon Group, Inc		Banana Whale Studios Pte Ltd

By:	/s/ Mark White	By:	/s/ Sargon Petro
	Mark White, CEO		Sargon Petros, CEO

Stockholders:

	/s/ Sargon Petros		/s/ Rita Liu
	Sargon Petros		Rita Liu

	/s/ Mark Hogbin		/s/ Jeremy Chung
	Mark Hogbin		Jeremy Chung

Schedule 3.05

Liens

Reference is made to the Shareholders’ Agreement dated the date hereof among the Company, the Stockholders and the TP.